Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
June 1, 2006	Ginny Dunn
8:30 a.m. ET	EntreMed, Inc.
Associate Director
Corporate Communications &
Investor Relations
240-864-2643
ENTREMED APPOINTS NEW GENERAL COUNSEL
Cynthia Wong Joins as General Counsel and Secretary
          ROCKVILLE, MD, – June 1, 2006 – EntreMed, Inc. (NASDAQ:ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today announced that it has appointed Cynthia Wong, Esq. as Vice President, General Counsel and Secretary. Ms. Wong will become a member of EntreMed’s senior management team, reporting to James S. Burns, President and CEO.
     Ms. Wong brings to EntreMed extensive experience in business and financing transactions, corporate governance and federal securities laws. Prior to joining EntreMed, Ms. Wong served as a senior associate for the business finance practice group at Powell Goldstein LLP, in Washington, DC., where she advised clients with regard to public and private financing transactions, partnership and operating agreements, various corporate agreements, mergers and acquisitions, SEC compliance matters, stock and asset purchase agreements and general corporate matters.
     Prior to joining Powell Goldstein, Ms. Wong served as internal counsel for Golden American Life Insurance Company focusing on filings and compliance with the Securities Act of 1933 and the Investment Company Act of 1940. She is also a co-founder and a Director of Women in Bio, Inc., a national organization fostering entrepreneurship and career development for women in the life science industry. Ms. Wong received her J.D. from Rutgers University School of Law in 1994 and is admitted to the Bar in New York, Pennsylvania and the District of Columbia.
     James S. Burns, EntreMed’s President and CEO commented on Ms. Wong’s appointment, “I am thrilled to welcome Cynthia to EntreMed’s senior management team. Cynthia’s experience in business transactions, SEC matters, corporate finance and governance will add substantial in-house expertise to our senior management team and further strengthen our leadership capabilities as we move our lead product candidates through multiple clinical trials and explore additional new product opportunities. I also want to thank Jim Johnson of Kilpatrick Stockton, who has served ably in recent years as EntreMed’s external General Counsel.”

11

     Ms. Wong commented on her appointment at EntreMed, “I am excited about joining EntreMed. Its leadership is top-notch and the science is exciting. The Company has made substantial progress during the past several years that are reflected in the current clinical programs and plans for developing its oncology and inflammation pipeline. I look forward to putting my legal and transaction experience to work in building EntreMed.”
About EntreMed
     EntreMed, Inc. (Nasdaq: ENMD) is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® (2-methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in Phase 2 clinical trials for cancer, as well as in preclinical development for rheumatoid arthritis. MKC-1, an oral cell cycle inhibitor, is in Phase 2 studies for metastatic breast cancer. ENMD-1198, a novel antimitotic agent, is also in Phase 1 studies in advanced cancers. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s website at www.entremed.com and in various filings with the Securities and Exchange Commission.
###

12